UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 14, 2014

Basta Holdings Corp.
 (Exact name of registrant as specified in its charter)

Nevada	333-185572	99-0367603
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1111 Kane Concourse Suite 518 Bay Harbor Islands, FL 33154
(Address of principal executive offices)

(305) 867-1228
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01       ENTRY INTO A MATERIAL DEFEINIVE AGREEMENT

On January 31, 2014, we entered into two material agreements. Effective January 31, 2014, the we entered into an Exclusive Agreement for Management of certain of WAB International, Inc.=s Aviation Services Contracts. WAB is a Delaware corporation which is in the business of heavy helicopters long term charter and logistics management.   In 2013, WAB generated fees of approximately $70M from these contracts. There is no assurance that we will be able to generate the same revenues from these contracts. In consideration for the assignment, we have agreed to amend our articles of incorporation to authorize the issuance of Series A Preferred Shares and each such share shall entitle the holder to 100 votes. Within thirty (30) days, we and WAB will determine the number of Series A preferred shares being issued.

In addition, effective January 31, 2014, we entered into an Exclusive Agreement for the Promotion and Marketing of Services of Monarch Air Group, LLC.  Monarch is a Florida limited liability company which is in the business of providing aircraft, crew maintenance and insurance leases for rotary and fixed wing aircraft as well as chartering on-demand private, corporate and luxury flights.   Upon execution of this agreement, we received a one time fee of $5,000 and Monarch agreed to pay us 10% of gross sales generated from our services.

Jacob Gitman, one of our directors and president is also an owner and officer and director of WAB and Monarch. Given the potential conflict of interest, Mr. Gitman abstained from voting on approving the entry into both agreements and instead, our two other directors approved our entering into the agreements and authorized our vice president, Andrew Logullo to execute the agreement on our behalf.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basta Holdings Corp.
(Issuer)

By:	/s/ Jacob Gitman
Jacob Gitman, President
Dated: February 13, 2014